                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) January 19, 1999

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19674
(Commission File Number)

94-3283464
(IRS Employer Identification No.)

2260 Douglas Boulevard, Suite 280, Roseville, California  95661
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code (916) 772-
2221

Not Applicable
(Former name or former address, if changed since last report.)
                      INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets

        On January 19, 1999, WCI Acquisition Corporation I, WCI Acquisition Corporation II, WCI Acquisition Corporation III and WCI Acquisition Corporation IV, four Delaware corporations that are wholly owned subsidiaries of Waste Connections, Inc., a Delaware corporation ("WCI"), merged into Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc. and Tacoma Recylcing Company, Inc., respectively (collectively, the "Murrey Companies"). The Murrey companies are Washington corporations that provide solid waste collection, transportation and recycling services to more than 65,000 customers in the Seattle-Tacoma, Washington area. WCI intends to continue the business of the Murrey Companies in Washington.

        The purchase price consisted of 2,888,880 shares of WCI Common Stock. The purchase price was determined based on the consideration paid by WCI for similar acquisitions in the western United States.

 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a) Financial Statements of the Murrey Companies.

        The Murrey Companies

        Report of Ernst & Young LLP, Independent Auditors
        Combined Balance Sheets as of December 31, 1996 and 1997 (Audited) and
               September 30, 1998 (Unaudited)
        Combined Statements of Income and Retained Earnings for the years ended
               December 31, 1995, 1996 and 1997 (Audited) and for the nine months ended September 30, 1997 and 1998 (Unaudited)
        Combined Statements of Cash Flows for the years ended December 31,
               1995, 1996 and 1997 (Audited) and for the nine months ended September 30, 1997 and 1998 (Unaudited)
        Notes to Combined Financial Statements

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Murrey's Disposal Company, Inc.
American Disposal Company, Inc.
D.M. Disposal Co., Inc.
Tacoma Recycling Company, Inc.

   We have audited the accompanying combined balance sheets of Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc., and Tacoma Recycling Company, Inc. (collectively the "Murrey Companies") as of December 31, 1996 and 1997, and the related combined statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Murrey Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Murrey Companies at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                               /s/ ERNST & YOUNG LLP

Sacramento, California
October 2, 1998,
except for Note 12, as to
which the date is
October 22, 1998

                              THE MURREY COMPANIES

                             COMBINED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS


                                                                         DECEMBER 31,
                                                                ------------------------------     SEPTEMBER 30,
                                                                    1996              1997            1998
                                                                -------------    -------------    -------------
                                                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents ..........................          $          81    $         126    $         405
  Accounts  receivable, less allowance for doubtful
accounts of $62 in 1996, $74 in 1997 and $82 in 1998 .                  2,333            2,779            3,364
  Prepaid expenses and other current assets ..........                    119               79               10
                                                                -------------    -------------    -------------
Total current assets .................................                  2,533            2,984            3,779
Property, plant and equipment, net ...................                 12,529           14,819           14,371
Intangible assets, net ...............................                     --            1,862            1,758
Other assets .........................................                      3               31               --
                                                                -------------    -------------    -------------
                                                                $      15,065    $      19,696    $      19,908
                                                                =============    =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings ..............................          $       1,609    $       1,628    $         620
  Accounts payable ...................................                  1,108            1,617            2,217
  Advances from a related party ......................                    818              543              543
  Deferred revenue ...................................                    765              919            1,432
  Accrued liabilities ................................                    705              832            1,288
  Income taxes payable ...............................                    321              228              277
  Current portion of long-term debt ..................                    928              873              751
                                                                -------------    -------------    -------------
Total current liabilities ............................                  6,254            6,640            7,128
Long-term debt .......................................                  1,851            4,907            4,047
Deferred income taxes ................................                    702              658              658
Commitments and contingencies (Note 7)
Shareholders' equity:
  Common stock at par value; 60,500 shares authorized;
     1,470 shares issued and outstanding .............                     45               45               45
  Additional paid-in capital .........................                    455              455              455
  Retained earnings ..................................                  5,758            6,991            7,575
                                                                -------------    -------------    -------------
Total shareholders' equity ...........................                  6,258            7,491            8,075
                                                                -------------    -------------    -------------
                                                                $      15,065    $      19,696    $      19,908
                                                                =============    =============    =============


                             See accompanying notes.

                              THE MURREY COMPANIES

               COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)


                                                                                                           NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                             ----------------------------------------------           ---------------------------
                                               1995               1996               1997               1997               1998
                                             --------           --------           --------           --------           --------
                                                                                                              (UNAUDITED)
Revenues .................................   $ 27,786           $ 25,024           $ 28,874           $ 21,477           $ 24,532
Operating expenses:
  Cost of operations .....................     20,859             20,465             23,133             16,933             19,337
  Selling, general and administrative ....      2,101              2,142              2,323              1,653              1,870
  Depreciation and amortization ..........        923              1,236              1,371              1,350              1,640
                                             --------           --------           --------           --------           --------
Income from operations ...................      3,903              1,181              2,047              1,541              1,685
Interest expense .........................       (198)              (284)              (380)              (247)              (423)
Other income (expense), net ..............        210                309                283                150                (97)
                                             --------           --------           --------           --------           --------
Income before income taxes ...............      3,915              1,206              1,950              1,444              1,165
Income tax provision .....................       (690)              (543)              (634)              (512)              (414)
                                             --------           --------           --------           --------           --------
Net income ...............................      3,225                663              1,316                932                751
Retained earnings, beginning of period ...      1,920              5,095              5,758              5,758              6,991
Dividends ................................        (50)                --                (83)                --               (167)
                                             --------           --------           --------           --------           --------
Retained earnings, end of period .........   $  5,095           $  5,758           $  6,991           $  6,690           $  7,575
                                             ========           ========           ========           ========           ========
Pro forma income taxes
  (unaudited -- Note 11) .................   $ (1,338)          $   (432)          $   (697)          $   (522)          $   (421)
                                             --------           --------           --------           --------           --------
Pro forma net income
  (unaudited -- Note 11) .................   $  2,577           $    774           $  1,253           $    922           $    744
                                             ========           ========           ========           ========           ========


                             See accompanying notes.

                              THE MURREY COMPANIES

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                         NINE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                ---------------------------------      --------------------
                                                                 1995         1996          1997        1997         1998
                                                                -------      -------      -------      -------      -------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..............................................     $ 3,225      $   663      $ 1,316      $   932      $   751
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization ......................         923        1,236        1,371        1,056        1,640
       Deferred income taxes ..............................         147          (19)         (44)          --           --
       Gain on sale of land ...............................          --           --           --           --           (8)
       Changes in operating assets and liabilities:
          Accounts receivable, net ........................         (31)          63         (446)        (562)        (585)
          Prepaid expenses and other assets ...............         (83)         (36)          40         (616)          69
          Accounts payable ................................        (156)         932          509        1,004          600
          Deferred revenue ................................          68           42          154           95          513
          Accrued liabilities .............................        (352)         129          127           26          456
          Income taxes payable ............................         383         (232)         (93)         426           49
                                                                -------      -------      -------      -------      -------
  Net cash provided by operating activities ...............       4,124        2,778        2,934        2,361        3,485
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions ...............................          --           --       (2,900)        (100)          --
  Capital expenditures for property and equipment .........      (3,025)      (4,790)      (2,108)      (2,106)      (1,731)
  Proceeds from sale of land ..............................          --           --           --           --          625
  Net change in other assets ..............................         (18)          31          (28)        (117)          57
                                                                -------      -------      -------      -------      -------
Net cash used in investing activities .....................      (3,043)      (4,759)      (5,036)      (2,323)      (1,049)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt ............................         750        1,418        3,414        2,021          550
  Principal payments on long-term debt ....................      (1,383)        (615)        (928)        (302)      (1,532)
  Net change in short-term borrowings .....................         (77)         659           19         (812)      (1,008)
  Net change in advances from a related party .............         189         (259)        (275)        (275)          --
  Payment of dividends ....................................         (50)          --          (83)          --         (167)
                                                                -------      -------      -------      -------      -------
Net cash provided by (used in) financing activities .......        (571)       1,203        2,147          632       (2,157)
                                                                -------      -------      -------      -------      -------
Net increase (decrease) in cash and cash equivalents.......         510         (778)          45          670          279
Cash and cash equivalents:
     Beginning of period ..................................         349          859           81           81          126
                                                                -------      -------      -------      -------      -------
     End of period ........................................     $   859      $    81      $   126      $   751      $   405
                                                                =======      =======      =======      =======      =======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
  AND NON-CASH TRANSACTIONS:
     Cash paid for interest ...............................     $   198      $   284      $   358      $   247      $   423
                                                                =======      =======      =======      =======      =======
     Cash paid for income taxes ...........................     $   160      $   792      $   744      $   277      $    10
                                                                =======      =======      =======      =======      =======
     Issuance of notes payable for land and
       buildings ..........................................         $--      $   260      $   315          $--          $--
                                                                =======      =======      =======      =======      =======
     In connection with  acquisitions  (Note 3) the Murrey
       Companies  acquired  assets and issued notes payable
       to sellers as follows:
          Fair value of assets acquired ...................         $--          $--      $ 3,100      $   300          $--
          Notes payable to sellers ........................          --           --         (200)        (200)          --
                                                                -------      -------      -------      -------      -------
          Cash paid for acquisitions ......................         $--          $--      $ 2,900      $   100          $--
                                                                =======      =======      =======      =======      =======


                             See accompanying notes.

                              THE MURREY COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
            (INFORMATION RELATING TO SEPTEMBER 30, 1998 AND THE NINE
             MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

        Murrey's Disposal Company, Inc. ("Murrey's"), American Disposal Company, Inc. ("American"), D.M. Disposal Co., Inc. ("DM"), and Tacoma Recycling Company, Inc. ("Tacoma") (collectively the "Murrey Companies") are regional, integrated, non-hazardous solid waste services companies that provide collection, transfer, and disposal of solid waste and recyclables to residential and commercial customers in and around the Tacoma, Washington area. Murrey's, American, DM and Tacoma were incorporated in Washington on March 13, 1963, October 27, 1966, July 12, 1979 and January 30, 1990, respectively.

        Each of the Murrey Companies' Common Stock is owned 90% by one or both of two trusts. The beneficiary of both trusts is also an officer and director of the Murrey Companies. The remaining stock is owned by two individuals (5% each) who are also officers and directors of the Murrey Companies.

BASIS OF COMBINATION

        The combined financial statements of the Murrey Companies include the accounts of Murrey's, American, DM and Tacoma as a result of their common management which exercises significant influence over their operations. Significant intercompany balances and transactions between the Murrey Companies have been eliminated in combination.

INTERIM FINANCIAL INFORMATION

        The unaudited interim combined financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

        The Murrey Companies considers all highly liquid investments with a maturity of three months or less at purchase to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Murrey Companies to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Murrey Companies' customer base. The Murrey Companies maintain allowances for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

        The estimated useful lives are as follows:


     Buildings.......................      20 years
     Machinery and equipment.........      5-15 years
     Rolling stock...................      10 years
     Containers......................      5-15 years
     Furniture and fixtures..........      3-5 years


        In connection with the Acquisitions (Note 3) the Murrey Companies acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over its estimated remaining useful lives, which range from one to twelve years.

GOODWILL

        Goodwill represents the excess of the purchase price over the fair value of the net assets acquired (Notes 3 and 4), and is amortized on a straight-line basis over the period of expected benefit of 40 years.

        The Murrey Companies continually evaluate the value and future benefits of its goodwill. The Murrey Companies assess recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Murrey Companies' best estimate for expected future cash flows of the related business would be less than the carrying amount of the goodwill over the remaining amortization period. For the period ending December 31, 1997, there were no adjustments to the carrying amount of goodwill resulting from these evaluations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying values of cash and cash equivalents approximate their fair values as of December 31, 1996 and 1997. The carrying values of short-term borrowings (Note 5) and long-term debt (Note 6) approximate their fair values as of December 31, 1996 and 1997, based on current incremental borrowing rates for similar types of borrowing arrangements.

REVENUE RECOGNITION

        The Murrey Companies recognize revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

INCOME TAXES

        DM uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        Murrey's, American and Tacoma operate under Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently all of the income tax attributes and liabilities of these companies' operations flow through to the individual shareholders.

2. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment as of December 31, 1996 and 1997 and September 30, 1998 consists of the following:


                                              DECEMBER 31,
                                        ----------------------    SEPTEMBER 30,
                                          1996          1997          1998
                                        --------      --------      --------
                                                                   (UNAUDITED)
Land and buildings ...............      $  6,316      $  6,668      $  6,111
Machinery and equipment ..........         3,518         3,780         3,883
Rolling stock ....................         6,134         7,570         8,315
Containers .......................         3,140         4,380         5,224
Furniture and fixtures ...........           231           255           242
                                        --------      --------      --------
                                          19,339        22,653        23,775
Less accumulated depreciation ....        (6,810)       (7,834)       (9,404)
                                        --------      --------      --------

                                        $ 12,529      $ 14,819      $ 14,371
                                        ========      ========      ========

3. ACQUISITIONS

        During 1997, the Murrey Companies purchased substantially all of the assets of Island Disposal (effective May 2, 1997) and Environmental Waste Systems and Olympic Disposal (both effective December 1, 1997) (collectively the "Acquisitions"). The total purchase price for the Acquisitions was approximately $3,100, comprised of $2,900 in cash and promissory notes payable to the sellers totaling $200. Of the combined $3,100 purchase price, $1,791 was recorded as goodwill and $80 was assigned to non-competition agreements. The Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Murrey Companies' combined balance sheet based upon their estimated fair values on the date of the Acquisitions. The Murrey Companies' combined statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transactions.

        Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation as of December 31, 1997, for the Acquisitions is as follows:


Acquired assets:
  Property and equipment...   $1,229
  Goodwill.................    1,791
  Non-competition agreements      80
                              ------
                              $3,100
                              ======


        The following unaudited pro forma information shows the results of the Murrey Companies' operations as though the Acquisitions had occurred as of January 1, 1996:


                           YEARS ENDED DECEMBER 31,
                           ------------------------
                              1996        1997
                             ------      ------
                                (UNAUDITED)
Revenue.................     $27,485     $31,106
                             =======     =======
Net Income..............        $706      $1,094
                             =======     =======


        The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the Acquisitions occurred on January 1, 1996, or the results of future operations of the Murrey Companies. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the Acquisitions.

4. INTANGIBLE ASSETS

        Intangible assets as of December 31, 1996 and 1997 and September 30, 1998 consists of the following:


                                                  DECEMBER 31,
                                                 ---------------  SEPTEMBER 30,
                                                 1996      1997       1998
                                                 ----     ------     ------
                                                                   (UNAUDITED)
Goodwill, net ..............................     $--      $1,783     $1,691

                                                   DECEMBER 31,
                                                 ---------------  SEPTEMBER 30,
                                                 1996      1997      1998
                                                 ----     ------     ------
                                                                   (UNAUDITED)
Non-competition agreement, net .............       --         79         67
                                                 ----     ------     ------
                                                 $--      $1,862     $1,758
                                                 ====     ======     ======


        Accumulated amortization on intangible assets amounted to $9 as of December 31, 1997 (none in 1996) and $113 as of September 30, 1998.

5. SHORT-TERM BORROWINGS

        Short-term borrowings consist of various revolving and non-revolving lines-of-credit with banks, bearing interest at variable rates (ranging from 9.0% to 9.25% as of December 31, 1997) and mature at various dates through November 30, 1998. The lines of credit are secured by all cash accounts held with the banks, which totaled $126 as of December 31, 1997. All available amounts under these lines-of-credit were outstanding as of December 31, 1997.

        Certain of these lines-of-credit contain certain restrictive covenants, which among other things require that specified financial balances and ratios be maintained. As of December 31, 1997, the Murrey Companies were in compliance with the covenants.

6. LONG-TERM DEBT

        Long-term debt as of December 31, 1996 and 1997 and September 30, 1998 consists of the following:


                                                                                       DECEMBER 31,
                                                                                     -----------------  SEPTEMBER 30,
                                                                                      1996      1997       1998
                                                                                     ------     ------     ------
                                                                                                         (UNAUDITED)
Note payable to a bank bearing interest at a variable rate (approximately 8.5%
as of December 31, 1997); monthly payments of principal and interest of $25;
maturing in November, 2007; secured by certain cash accounts and a pledge of one
of the Murrey Companies exclusive franchise agreements .........................     $   --     $2,000     $1,901

Note payable to a bank bearing interest at 8.6%; monthly payments of principal and interest aggregating $13; maturing in October, 2001; secured by equipment with a net book value of approximately $533 as of December 31, 1997 and certain
cash accounts ..................................................................        $--     $  632     $  542

Notes payable to a bank bearing interest at various fixed rates (ranging from
9.1% to 9.2% as of December 31, 1997); monthly payments of principal and interest aggregating $25 and one-time payments of $470 and $751 in September,
2000 and May, 2001, respectively; maturing at various dates between September,
2000 and May, 2001; secured by land and buildings with a net book value of
approximately $2,548 as of December 31, 1997 ...................................      1,752      1,544      1,393

Equipment financing notes payable bearing interest at various rates (ranging from 8.6% to 8.8% as of December 31, 1997); monthly payments of principal and interest aggregating $25; maturing at various dates through September, 2001;
secured by equipment with an aggregate net book value of approximately $984 as
of December 31, 1997 ...........................................................        567        822        479

Notes payable to sellers bearing interest at various rates (ranging from 8.5% to
9.0% as of December 31, 1997); monthly principal and interest payments of $9;
maturing at various dates between February, 2001 and October, 2007; secured by land and buildings with a net book value of approximately $908 as of December
31, 1997 .......................................................................        218        471        295

Unsecured notes payable to seller bearing interest at 8.0% as of December 31,
1997; monthly principal and interest payments of $4; maturing in June,
2002 ...........................................................................         --        189        100

Others .........................................................................        242        122         88
                                                                                     ------     ------     ------

                                                                                      2,779      5,780      4,798

Less: current portion ..........................................................        928        873        751
                                                                                     ------     ------     ------

Long-term debt .................................................................     $1,851     $4,907     $4,047
                                                                                     ======     ======     ======

   As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998...................     $873
1999...................      780
2000...................    1,056
2001...................    1,232
2002...................      408
Thereafter.............    1,431
                           -----
                          $5,780
                          ======


7. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

Operating Leases

        The Murrey Companies lease certain equipment and facilities under non-cancelable operating leases. Rent expense under all operating leases during the years ended December 31, 1995, 1996 and 1997 amounted to $319, $170 and $183, respectively.

        As of December 31, 1997, future minimum lease payments under these operating leases, by calendar year, are as follows:

1998....................     $187
1999....................      186
2000....................      167
2001....................      107
2002....................       87
Thereafter..............      355
                           ------
                           $1,089
                           ======


CONTINGENCIES

  Environmental Risks

   The Murrey Companies are subject to liability for any environmental damage that the solid waste facilities they operate may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the operation of such facilities by the Murrey Companies. The Murrey Companies may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Murrey Companies. Any substantial liability for environmental damage incurred by the Murrey Companies could have a material adverse effect on the Murrey Companies' combined financial condition, results of operations or cash flows.

  Legal Proceedings

   In the normal course of their business and as a result of the extensive governmental regulation of the solid waste industry, the Murrey Companies may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines or to revoke or deny renewal of an operating permit held by the Murrey Companies. From time to time the Murrey Companies may also become parties to various claims or suits for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal course of operating a waste management business. However, as of December 31, 1997 and September 30, 1998, there is no current proceeding or litigation involving the Murrey Companies that the Murrey Companies believe will have a material adverse impact on the Murrey Companies' business, financial condition, results of operations or cash flows.

  Disposal Site

   The Murrey Companies have been informed that the Hidden Valley Landfill which is currently utilized by them for disposal of waste collected in Pierce County is currently operating under a Consent Decree with the Washington State Department of Ecology and the Environmental Protection Agency. Under the terms of the Consent Decree the Hidden Valley Landfill is required to be closed on or before December 31, 1998; after which all of the waste collected by the Murrey Companies in Pierce County will be long hauled to an alternate disposal site until the new solid waste landfill in Pierce County is opened. The new landfill is projected to open in November 1999. Management of the Murrey Companies does not believe that the closure of the Hidden Valley Landfill will have a material adverse impact on the Murrey Companies' business, combined financial position, results of operations or cash flows.

  Employees

   Approximately 44 of the Murrey Companies' route drivers are represented by the Teamsters Union. The Murrey Companies have a collective bargaining agreement that expires in June 1999. The Murrey Companies are not aware of any other organizational efforts among their employees and believes that their relations with their employees are good.

 8. RELATED PARTY TRANSACTIONS

OPERATING LEASE

   The Murrey Companies lease land on which certain of their facilities are located from a shareholder of the Murrey Companies. This lease is pursuant to an informal arrangement whereby the Murrey Companies pay all of the property taxes and other expenses associated with the leased land in lieu of monthly rent. These payments totaled approximately $10 during each of the years ended December 31, 1995, 1996, and 1997.

ADVANCES

   As of December 31, 1996 and 1997, the Murrey Companies had non-interest bearing advances payable to one of their shareholders totaling $818 and $543, respectively.

DISPOSAL FEES

   During the years ended December 31, 1995, 1996 and 1997, the Murrey Companies paid $7,355, $7,730, and $8,592, respectively, in disposal fees to a landfill that is owned and operated by a company in which one of the Murrey Companies shareholders has an approximate 33% ownership interest.

 9. 401(K) PLAN

   The Murrey Companies have a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible, non-union employees of the Murrey Companies. Under the 401(k) Plan the Murrey Companies' contributions are at the discretion of management of the Murrey Companies. During the years ended December 31, 1995, 1996 and 1997, the Murrey Companies' 401(k) Plan expense was approximately $246, $267 and $316, respectively.

10. INCOME TAXES

   The provision (benefit) for income taxes for the Murrey Companies pertains solely to DM and consists of the following:


                     YEARS ENDED DECEMBER 31,
                       1995    1996    1997
                     ------- ------- ------
Federal:
  Current.........      $543    $562     $678
  Deferred........       147    (19)     (44)
                         ---    ---      ---
                        $690    $543     $634
                        ====    ====     ====

   Deferred taxes result from temporary differences in the recognition of certain expense items for income tax and financial reporting purposes. The Murrey Companies' deferred taxes as of December 31, 1996 and 1997 are substantially comprised of depreciation deducted for tax purposes that will be recorded in future periods for financial reporting purposes.

   The principal reasons for the difference between the federal statutory income tax rate and the effective income tax rate are as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                      1995     1996     1997
                                                    -------  -------  ------
Federal  expense  expected  at  statutory  rates on
combined                                              $1,331     $410    $663
  income before income taxes.....................
Tax effect of companies  reporting under Subchapter    (645)      124    (42)
S................................................
Other............................................          4        9      13
                                                           -        -      --
                                                        $690     $543    $634
                                                        ====     ====    ====

11. PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

   As described in Note 1, Murrey's, American, and Tacoma (the "S Corporations") operate under Subchapter S of the Internal Revenue Code and are not subject to federal income taxes. In connection with the Murrey Companies' proposed merger with Waste Connections, Inc. ("WCI") (Note 12), the Subchapter S election will be terminated. As a result, the S Corporations (as wholly-owned subsidiaries of WCI) will be subject to corporate income taxes subsequent to the termination of S corporation status. The Murrey Companies had combined income for income tax purposes of $2,769, $2,135 and $1,941 for 1995, 1996 and 1997, respectively. Had the Murrey Companies filed federal income tax returns as regular corporations for 1995, 1996 and 1997, income tax expense under the provisions of Financial Accounting Standards No. 109 would have been $1,338, $432 and $697, respectively.

   The following unaudited pro forma information reflects income tax expense (benefit) for the Murrey Companies as if the S Corporations had also been subject to federal income taxes:


                                                      YEARS ENDED DECEMBER 31,
                                                       1995   1996   1997
                         Federal:
                           Current.................     $941   $726   $660
                           Deferred................      397  (294)     37
                                                         ---  ----      --
                         Pro forma income taxes....   $1,338   $432   $697
                                                      ======   ====   ====

   The pro forma provisions for income taxes for the years ended December 31, 1995, 1996 and 1997 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes due to certain non-deductible expenses.

   The Murrey Companies pro forma deferred income tax asset of approximately $98 and $71 as of December 31, 1996 and 1997, respectively, relates principally to differences in the recognition of bad debt expenses, vacation accruals, and certain other temporary differences. The Murrey Companies also had pro forma deferred tax liabilities as of December 31, 1996 and 1997 of approximately $1,322 and $1,332 which relate to differences between tax and financial methods of depreciation and the use of the cash method of accounting for tax purposes by certain of the S Corporations.

12. SUBSEQUENT EVENT

MERGER OF THE MURREY COMPANIES

   On October 22, 1998, the Murrey Companies and WCI jointly announced that they had signed a definitive agreement under which the Murrey Companies will merge with wholly-owned subsidiaries of WCI. Under the terms of the agreement, substantially all shares of common stock of the Murrey Companies will be exchanged for 2.75 million shares of WCI common stock (subject to adjustment at the date of consummation of the Merger). The transaction is expected to be accounted for as a pooling of interests and is expected to close during the fourth quarter of calendar 1998.

13. YEAR 2000 (UNAUDITED)

   The Murrey Companies will need to modify or replace portions of their software so that their computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. To date, the Murrey Companies have not incurred any costs related to the Year 2000 project. The Murrey Companies do not believe that their expenditures relating to the Year 2000 project will be material. However, if the required year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect their operations.

        (b)  Pro Forma Financial Information

        Waste Connections, Inc. Unaudited Pro Forma Financial Statements

        Introduction to Unaudited Pro Forma Financial Statements
        Unaudited Pro Forma Statement of Operations for the year ended
                December 31, 1997
        Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1998
        Notes to Unaudited Pro Forma Statements of Operations
        Unaudited Pro Forma Balance Sheet as of September 30, 1998 Notes to Unaudited Pro Forma Balance Sheet

                             WASTE CONNECTIONS, INC.

                       INTRODUCTION TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

         The Unaudited Pro Forma Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, give effect to the business combinations involving WCI, its predecessors, Madera Disposal Systems, Inc. ("Madera"), Arrow Sanitary Service, Inc. ("Arrow"), Shrader Refuse and Recycling Service Company ("Shrader"), Curry Transfer and Recycling, Inc. ("Curry"), Contractors Waste Removal L.C. ("Contractors"), J & J Sanitation ("J & J"), B&B Sanitation ("B&B"), Amador Disposal Service, Inc./Mother Lode Sani-Hut, Inc. ("Amador"), and pending business combination involving Butler County Landfill, Inc./Kobus Construction, Inc. ("Butler") as if such business combinations occurred on January 1, 1997 and were accounted for using the purchase method of accounting. In addition to reflecting the business combinations involving WCI, its predecessors, Madera, Arrow, Shrader, Curry, Contractors, J & J, B & B, Amador and Butler, the following Unaudited WCI and the Murrey Companies Pro Forma Combined Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect the merger with the Murrey Companies as poolings-of-interests.

         The following Unaudited Pro Forma Balance Sheet as of September 30, 1998 assumes WCI's acquisition of Amador and pending acquisition of Butler occurred on September 30, 1998. In addition to reflecting the business combinations involving WCI, Amador and Butler, the following Unaudited Pro Forma Combined Balance Sheet as of September 30, 1998 reflects the mergers with the Murrey Companies as poolings-of-interests.

         WCI has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. WCI has not and cannot quantify all of these savings due to the short period of time since the predecessor, Madera, Arrow, Shrader, Curry, Contractors, J & J, B&B, Amador and Butler acquisitions occurred. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to WCI's corporate management. However, these costs, like the savings they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the Unaudited Pro Forma Financial Statements.

         The Unaudited Pro Forma Financial Statements include certain adjustments to the historical financial statements, including adjusting depreciation expense to reflect purchase price allocations of the entities acquired by WCI, adjusting interest expense to reflect acquisition-related debt and the related income tax effects of these adjustments.

         The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The Unaudited Pro Forma Financial Statements do not purport to represent what WCI's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project WCI's financial position or results of operations for any future period. Because WCI, its predecessors, the Murrey Companies, Madera, Arrow, Shrader, Curry, Contractors, J & J, B&B, Amador and Butler were not under common control or management for all periods, historical combined results may not be comparable to, or indicative of, future performance. The Unaudited Pro Forma Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere herein, as well as information included under the headings "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere herein.

                             WASTE CONNECTIONS, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          WASTE
                                                        CONNECTIONS,
                                                           INC.                             MADERA          ARROW
                                                        PERIOD FROM                        DISPOSAL        SANITARY
                                                        INCEPTION      PREDECESSORS        SYSTEMS,      SERVICE, INC.
                                                        (SEPTEMBER     COMBINED NINE         INC.            YEAR
                                                        9, 1997) TO     MONTHS ENDED      YEAR ENDED         ENDED
                                                        DECEMBER 31,    SEPTEMBER 30,     DECEMBER 31,    SEPTEMBER 30,
                                                           1997             1997             1997             1997
                                                        -----------      -----------      -----------      -----------
Revenues                                                $     6,237      $    18,114      $     7,845      $     6,209
Operating expenses:
 Cost of operations                                           4,703           14,753            5,289            4,970


 Selling, general and administrative                            619            3,009            1,041              776


 Depreciation and amortization                                  354            1,083              627              143


 Start-up and integration                                       493               --               --               --
 Stock compensation                                           4,395               --               --               --
                                                        -----------      -----------      -----------      -----------
Income (loss) from operations                                (4,327)            (731)             888              320
Interest expense                                             (1,035)            (456)            (280)             (72)



Other income (expense), net                                     (36)              14              173               (2)
                                                        -----------      -----------      -----------      -----------
Income (loss) before (provision) benefit for income
 taxes                                                       (5,398)          (1,173)             781              246
(Provision) benefit for income taxes                            332               --               --             (117)


Net income (loss)                                       $    (5,066)     $    (1,173)     $       781      $       129
                                                        ===========      ===========      ===========      ===========
Redeemable convertible preferred stock accretion        $      (531)
                                                        -----------
Net loss applicable to common
 stockholders                                           $    (5,597)
                                                        ===========
Basic and diluted net loss per common share             $     (2.99)
                                                        ===========
Shares used in the per share calculation                  1,872,567
                                                        ===========



                                                            SHRADER         CURRY
                                                           REFUSE AND      TRANSFER         CONTRACTORS
                                                           RECYCLING          AND            WASTE
                                                            SERVICE        RECYCLING,        REMOVAL,
                                                          COMPANY YEAR        INC.             L.C.
                                                             ENDED         YEAR ENDED       YEAR ENDED
                                                          SEPTEMBER 30,    DECEMBER 31,     DECEMBER 31,
                                                             1997              1997            1997
                                                          -----------      -----------      -----------
Revenues                                                  $     6,896      $     3,617      $     1,903
Operating expenses:
 Cost of operations                                             4,601            2,259            1,234


 Selling, general and administrative                              567              655              359


 Depreciation and amortization                                    770              260              202


 Start-up and integration                                          --
 Stock compensation                                                --
                                                          -----------      -----------      -----------
Income (loss) from operations                                     958              443              108
Interest expense                                                 (292)             (50)            (178)



Other income (expense), net                                        59               64               --
                                                          -----------      -----------      -----------
Income (loss) before (provision) benefit for income
 taxes                                                            725              457              (70)
(Provision) benefit for income taxes                             (183)              --


Net income (loss)                                         $       725      $       274      $       (70)
                                                          ===========      ===========      ===========
Redeemable convertible preferred stock accretion

Net loss applicable to common
 stockholders

Basic and diluted net loss per common share

Shares used in the per share calculation



                             See accompanying notes.

                             WASTE CONNECTIONS, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                          AMADOR           BUTLER
                                                                                          DISPOSAL         COUNTY
                                                          J & J             B&B            SERVICE,        LANDFILL,
                                                        SANITATION       SANITATION          INC.             INC.
                                                        COMBINED         COMBINED         COMBINED         COMBINED
                                                        YEAR ENDED       YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                           1997             1997             1997             1997
                                                        -----------      -----------      -----------      -----------
Revenues                                                $     2,346      $     1,965      $     3,205      $     3,010
Operating expenses:
 Cost of operations                                           1,789            1,074            2,432            1,898


 Selling, general and administrative                            319              480              236             (570)(d)


 Depreciation and amortization                                  197              259              317              631


 Start-up and integration                                        --               --               --              493
 Stock compensation                                              --               --               --            4,395
                                                        -----------      -----------      -----------      -----------
Income (loss) from operations                                    41              312              (24)             245
Interest expense                                               (108)            (108)             (77)            (180)



Other income (expense), net                                      --                1               (3)              43
                                                        -----------      -----------      -----------      -----------
Income (loss) before (provision) benefit for income
 taxes                                                          (67)             205             (104)             108
(Provision) benefit for income taxes                             --               --               (2)              --


Net income (loss)                                       $       (67)     $       205      $      (106)     $       108
                                                        ===========      ===========      ===========      ===========
Redeemable convertible preferred stock accretion

Net loss applicable to common
 stockholders

Basic and diluted net loss per common share

Shares used in the per share calculation



                                                                                           THE MURREY       PRO FOR
                                                                          PRO FORMA        COMPANIES        COMBINED
                                                                          YEAR ENDED       YEAR ENDED       YEAR END
                                                       PRO FORMA          DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                      ADJUSTMENTS             1997             1997            1997
                                                      -----------         -----------      -----------      -----------
Revenues                                              $        --         $    61,347      $    28,874      $    90,221
Operating expenses:
 Cost of operations                                          (146)(a)          44,561           23,133           67,694
                                                                                                                   (195)(b)
                                                                                                                   (100)(c)
 Selling, general and administrative                        7,412               2,323            9,735
                                                                                                                   (132)(e)
                                                                                                                   (267)(j)
 Depreciation and amortization                               (102)(f)           4,339            1,371            5,710
                                                                                                                 (2,022)(k)
                                                                                                                  1,620(l)
 Start-up and integration                                      --                 493
 Stock compensation                                            --               4,395
                                                      -----------         -----------      -----------      -----------
Income (loss) from operations                               1,914                 147            2,047            2,194
Interest expense                                              456(g)           (6,049)            (380)          (6,429)
                                                                                                                   (218)(g)
                                                                                                                  1,345(m)
                                                                                                                 (4,796)(n)
Other income (expense), net                                    --                 313              283              596
                                                      -----------         -----------      -----------      -----------
Income (loss) before (provision) benefit for income
 taxes                                                     (1,299)             (5,589)           1,950           (3,639)
(Provision) benefit for income taxes                          (92)(h)             402             (634)            (232)
                                                                                                                   (618)(o)
                                                                                                                  1,082(l)
Net income (loss)                                     $      (927)        $    (5,187)     $     1,316      $    (3,871)
                                                      ===========         ===========      ===========      ===========
Redeemable convertible preferred stock accretion                                 (531)                             (531)
                                                                          -----------                       -----------
Net loss applicable to common
 stockholders                                                             $    (5,718)                      $    (4,402)
                                                                          ===========                       ===========
Basic and diluted net loss per common share                               $     (2.12)                      $     (0.81)
                                                                          ===========                       ===========
Shares used in the per share calculation                                    2,700,306                         5,450,306
                                                                          ===========                       ===========



                             See accompanying notes.

                             WASTE CONNECTIONS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                     WASTE               MADERA
                                                                 CONNECTIONS,           DISPOSAL              ARROW
                                                               INC. CONSOLIDATED      SYSTEMS, INC.         SANITARY
                                                                  NINE MONTHS           ONE MONTH         SERVICE, INC.
                                                                     ENDED                ENDED            FIVE MONTHS
                                                                 SEPTEMBER 30,         JANUARY 31,            ENDED
                                                                     1998                 1998            MAY 31, 1998
                                                            ----------------------  ----------------   -----------------
Revenues..............................................          $       35,336          $    611           $   2,508
Operating expenses:
 Cost of operations...................................                  24,007               412               1,836
 Selling, general and administrative..................                   3,518               112                 385
 Depreciation and amortization........................                   2,693                69                  67
 Stock compensation...................................                     561                --                  --
                                                                --------------          --------           ---------
Income (loss) from operations.........................                   4,557                18                 220
Interest expense......................................                  (1,427)             (289)                (14)

Other income, net.....................................                      --                16                   2
                                                                --------------          --------           ---------
Income (loss) before (provision)
 benefit for income taxes.............................                   3,130              (255)                208
(Provision) benefit for income taxes..................                  (1,513)               --                 (89)
                                                                --------------          --------           ---------
Income (loss) before extraordinary item...............
                                                                         1,617          $   (255)          $     119
                                                                                        ========           =========
Extraordinary Item -- early
 extinguishment of debt, net of tax
 benefit of $165......................................                    (815)
                                                                --------------
Net income (loss).....................................          $          802
                                                                ==============
Redeemable convertible preferred
 stock accretion......................................          $         (917)
                                                                --------------
Net income (loss) applicable to
 common stockholders..................................          $         (115)
                                                                ==============
Basic earnings (loss) per common share
:
Income (loss) before extraordinary item...............          $         0.13
                                                                ==============
Extraordinary item....................................                   (0.15)
                                                                ==============
Basic net income (loss) per common share..............          $        (0.02)
                                                                ==============
Diluted earnings (loss) per common share:
Income (loss) before extraordinary item...............          $         0.09
                                                                ==============
Extraordinary item....................................                   (0.11)
                                                                --------------
Diluted net loss per common share.....................          $        (0.02)
                                                                ==============
Shares used in the per share
 calculations:
 Basic................................................               5,476,532
                                                                ==============
 Diluted..............................................               7,438,658
                                                                ==============


                                                                                     CURRY
                                                                                   TRANSFER        CONTRACTORS
                                                             SHRADER REFUSE           AND             WASTE
                                                              AND RECYCLING       RECYCLING,         REMOVAL           J & J
                                                                 SERVICE             INC.             L.C.          SANITATION
                                                                 COMPANY          FIVE MONTHS      FIVE MONTHS       COMBINED
                                                               SIX MONTHS            ENDED            ENDED         SIX MONTHS
                                                                  ENDED             MAY 31,          MAY 31,        ENDED JUNE
                                                              JUNE 30, 1998          1998             1998           30, 1998
                                                          -------------------  ---------------  ---------------   -----------
Revenues..............................................         $   3,505          $   1,408         $    791         $   1,210
Operating expenses:
 Cost of operations...................................             2,264                837              543               854
 Selling, general and administrative..................               310                270              182               213
 Depreciation and amortization........................               471                124               94               107
 Stock compensation...................................                --                 --               --                --
                                                               ---------          ---------         --------         ---------
Income (loss) from operations.........................               460                177              (28)               36
Interest expense......................................              (191)               (33)             (90)              (53)

Other income, net.....................................                11                 41               --                --
                                                               ---------          ---------         --------         ---------
Income (loss) before (provision)
 benefit for income taxes.............................               280                185             (118)              (17)
(Provision) benefit for income taxes..................                --                 --               --                --
                                                               ---------          ---------         --------         ---------
Income (loss) before extraordinary item...............
                                                               $     280          $     185         $   (118)        $     (17)
                                                               =========          =========         ========         =========
Extraordinary Item -- early
 extinguishment of debt, net of tax
 benefit of $165......................................

Net income (loss).....................................

Redeemable convertible preferred
 stock accretion......................................

Net income (loss) applicable to
 common stockholders..................................

Basic earnings (loss) per common share
:
Income (loss) before extraordinary item...............

Extraordinary item....................................

Basic net income (loss) per common share..............

Diluted earnings (loss) per common share:
Income (loss) before extraordinary item...............

Extraordinary item....................................

Diluted net loss per common share.....................

Shares used in the per share
 calculations:
 Basic................................................

 Diluted..............................................











                             See accompanying notes.

                             WASTE CONNECTIONS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                     BUTLER
                                                                 AMADOR              COUNTY
                                                 B&B            DISPOSAL            LANDFILL,
                                             SANITATION       SERVICE, INC            INC.
                                              COMBINED          COMBINED            COMBINED
                                             FIVE MONTHS       NINE MONTHS         NINE MONTHS
                                                ENDED             ENDED               ENDED
                                               MAY 31,        SEPTEMBER 30,       SEPTEMBER 30,        PRO FORMA
                                                1998              1998                1998            ADJUSTMENTS
                                          ---------------  ------------------  ------------------  ---------------   -
Revenues..................................    $   876           $   2,355           $   2,419       $       --
Operating expenses:
 Cost of operations.......................        464               1,642               1,659               --
 Selling, general and administrative......        136                 400                 130             (111)(j)
 Depreciation and amortization............        110                 229                 408             (334)(l)
 Stock compensation.......................         --                  --                  --               --
                                              -------           ---------           ---------       ----------
Income (loss) from operations.............        166                  84                 222              445
Interest expense..........................        (46)                (88)               (109)             624(m)
                                                                                                        (2,146)(n)
Other income, net.........................         --                 (22)                109               --
                                              -------           ---------           ---------       ----------
Income (loss) before (provision)
 benefit for income taxes.................        120                 (26)                222           (1,077)
(Provision) benefit for income taxes......         --                  (1)                                 358(o)
                                              -------           ---------           ---------       ----------
Income (loss) before extraordinary item...    $   120           $     (27)          $     222       $     (719)
                                              =======           =========           =========       ==========
Extraordinary Item -- early
 extinguishment of debt, net of tax
 benefit of $165..........................

Net income (loss).........................

Redeemable convertible preferred
 stock accretion..........................

Net income (loss) applicable to
 common stockholders......................

Basic earnings (loss) per common share:

Income (loss) before extraordinary item...

Extraordinary item........................
Basic net income (loss) per common share..
Diluted earnings (loss) per common share:
Income (loss) before extraordinary item...

Extraordinary item........................
Diluted net loss per common share.........
Shares used in the per share
 calculations:
 Basic....................................

 Diluted..................................






                                                                   THE MURREY           PRO FORMA
                                                PRO FORMA           COMPANIES           COMBINED
                                               NINE MONTHS         NINE MONTHS         NINE MONTHS
                                                  ENDED               ENDED               ENDED
                                              SEPTEMBER 30,       SEPTEMBER 30,       SEPTEMBER 30,
                                                  1998                1998                1998
                                           ------------------  ------------------  -----------
Revenues.................................    $       51,019        $   24,532        $        75,551
Operating expenses:
 Cost of operations......................            34,518            19,337                 53,855
 Selling, general and administrative.....             5,545             1,870                  7,415
 Depreciation and amortization...........             4,038             1,640                  5,678
 Stock compensation......................               561                --                    561
                                             --------------        ----------        ---------------
Income (loss) from operations............             6,357             1,685                  8,042
Interest expense.........................            (3,862)             (423)                (4,285)

Other income, net........................               157               (97)                    60
                                             --------------        ----------        ---------------
Income (loss) before (provision)
 benefit for income taxes................             2,652             1,165                  3,817
(Provision) benefit for income taxes.....            (1,245)             (414)                (1,659)
                                             --------------        ----------        ---------------
Income (loss) before extraordinary item..             1,407        $      751                  2,158
                                                                   ==========        ===============
Extraordinary Item -- early
 extinguishment of debt, net of tax
 benefit of $165.........................              (815)                                    (815)
                                             --------------                          ---------------
Net income (loss)........................    $          592                          $         1,343
                                             ==============                          ===============
Redeemable convertible preferred
 stock accretion.........................    $         (917)                         $          (917)
                                             --------------                          ---------------
Net income (loss) applicable to
 common stockholders.....................    $         (325)                         $           426
                                             ==============                          ===============
Basic earnings (loss) per common share:

Income (loss) before extraordinary item..    $         0.08                          $         0.14
                                             ==============                          ==============
Extraordinary item.......................
Basic net income (loss) per common share.
Diluted earnings (loss) per common share:
Income (loss) before extraordinary item..    $         0.06                                    0.12
                                             ==============                          ==============
Extraordinary item.......................
Diluted net loss per common share........
Shares used in the per share
 calculations:
 Basic...................................         6,069,350                                8,819,350
                                             ==============                          ===============
 Diluted.................................         7,654,186                               10,404,186
                                             ==============                          ===============






                             See accompanying notes.

                             WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     ASSUMPTIONS. The unaudited pro forma statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 are presented as if the acquisitions of the Company's predecessors, Madera, Arrow, Shrader, Curry, Contractors, J & J, B&B, Amador and pending acquisition of Butler had occurred on January 1, 1997. In addition, the unaudited WCI and the Murrey Companies pro forma combined statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 combine the pro forma statements of operations for those respective periods with the historical statements of operations for the Murrey Companies for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively.

     BUSINESS COMBINATIONS. The acquisitions of Madera, Arrow, Shrader, Curry, Contractors, J & J, B&B, Amador and pending acquisition of Butler are being accounted for under the purchase method of accounting for business combinations. Certain items affecting the purchase prices and their allocations are preliminary. The preliminary purchase prices consist of the following:

                                                   MADERA         ARROW       SHRADER      CURRY       CONTRACTORS
Cash paid to shareholders..................     $     6,949   $     7,537  $     8,106  $   6,347      $   2,442
Common stock issued........................           7,500         3,045        9,997         --          1,000
Liabilities assumed........................           4,256           769        2,102      1,298          2,561
Sellers notes..............................              --            --          378         25            166
Acquisition costs..........................             180           125          225         90             73
Common stock warrants issued...............             954            --           --         --             --
                                                -----------   -----------  -----------  ---------      ---------
                                                $    19,839   $    11,476  $    20,808  $   7,760      $   6,242
                                                ===========   ===========  ===========  =========      =========

                                                     J & J        B&B       AMADOR      BUTLER
Cash paid to shareholders..................       $   2,074   $   3,321    $   5,581  $   7,013
Common stock issued........................              --          --           --         --
Liabilities assumed........................           1,372       1,723        1,428      2,219
Sellers notes..............................              93          24           --        172
Acquisition costs..........................              80         170          100        132
Common stock warrants issued...............              --          --           --         --
                                                  ---------   ---------    ---------  ---------
                                                  $   3,619   $   5,238    $   7,109  $   9,536
                                                  =========   =========    =========  =========




     The Company has preliminarily allocated the purchase prices as follows:

                                                      MADERA        ARROW        SHRADER      CURRY       CONTRACTORS
Tangible assets purchased....................      $     4,534  $       898   $     4,378  $   2,877      $   1,506
Goodwill.....................................           14,580       10,528        16,300      4,583          4,686
Covenants not to compete.....................               --           50           130        100             50
Long-term franchise
  agreements and contracts...................              725           --            --        200             --
                                                   -----------  -----------   -----------  ---------      ---------
                                                   $    19,839  $    11,476   $    20,808  $   7,760      $   6,242
                                                   ===========  ===========   ===========  =========      =========

                                                       J & J        B&B       AMADOR       BUTLER
Tangible assets purchased....................       $     687   $   2,611    $   1,935   $   9,265
Goodwill.....................................           2,892       2,577        5,144         251
Covenants not to compete.....................              40          50           30          20
Long-term franchise
  agreements and contracts...................              --          --           --          --
                                                    ---------   ---------    ---------   ---------
                                                    $   3,619   $   5,238    $   7,109   $   9,536
                                                    =========   =========    =========   =========





     The valuation of the Company's common stock issued in connection with the acquisitions was determined based on the market price of the securities over a reasonable period of time before and after the two companies reached agreement on the purchase price and, if applicable, after the proposed transaction is announced. The valuation of common stock issued with contractual trading restrictions is discounted to reflect the specific features of the stock issued.

     WCI's mergers with the Murrey Companies are assumed to be accounted for under the pooling of interests method of accounting for business combinations. The pro forma financial statements assume the issuance of 2,750,000 shares, which represents the expected number of shares to be exchanged. The actual number of share of WCI's common stock to be exchanged for all of the outstanding stock of the Murrey Companies will be determined at the closing date.

     PRO FORMA ADJUSTMENTS. The unaudited pro forma statements of operations do not reflect non-recurring costs resulting directly from the merger between the Company and the Murrey Companies. The management of the Company estimates that these costs will approximate $6,500 and will be charged to operations in the quarter that the merger is consummated. The amount includes costs to merge the companies, signing bonuses to be paid to Murrey Company officers, and professional fees. The following adjustments have been made to the unaudited pro forma statements of operations:

         (a) To eliminate BFI corporate environmental expense allocation related to BFI landfill closure costs which do not exist for the Company.

         (b) To record amortization of the loss contract accrual that was recorded in connection with the acquisitions of the predecessor operations. The loss contract accrual is being amortized to operating expenses over the related terms of the loss contracts which range from 6 to 65 months. The loss contract accrual represents the estimated incremental losses to the Company related to certain unfavorable contracts the Company acquired in connection with the acquisition of the predecessor operations.

         (c) To reduce facilities lease expense to the amounts provided for in the sublease agreement entered into with BFI in connection with the acquisitions of the predecessor operations. The sublease agreement was directly attributable to, a required element of, and a condition to the closing of the acquisition.

         (d) To reduce BFI corporate overhead expense allocations to the amount of corporate overhead currently being incurred by the Company.

         (e) To eliminate consulting expenses incurred by BFI related to the acquisition of The Disposal Group which the Company did not assume in connection with the acquisitions of the predecessors. The non-assumption of the consulting agreement was directly attributable to, a required element of, and a condition to the closing of the acquisition.

         (f) To decrease goodwill amortization for the lower goodwill amount recorded by the Company in connection with its acquisition of the predecessor operations.

         (g) To eliminate the predecessor's interest expense and record interest expense on the debt obligations incurred by the Company in connection with the acquisitions of the predecessors.

         (h) To record the estimated tax provision associated with the proforma adjustments for the Company's predecessors net of the tax benefit for the net operating loss for the nine months ended September 30, 1997 using the Company's effective tax rate.

         (i) To record the estimated tax benefit for the year ended December 31, 1997 associated with the pro forma adjustments for the Madera $198, Arrow $226, Shrader $60, Curry $177, Contractors $96, J&J $76, B&B $93, Amador $144 and Butler $12 acquisitions using the Company's estimated effective tax rates.

         (j) To reduce officers' salaries to levels provided for in the new employment agreements which were directly attributable to, required elements of, and a condition to the closing of the Madera acquisition $83 and the Shrader acquisition $184 for the year ended 1997 and Madera $19 and Shrader $92 for the nine months ended September 30, 1998.

         (k) To reduce depreciation for the reduction in the property and equipment's carrying value to fair value related to the acquisition of Madera $377, Arrow $78, Shrader $585, Curry $130, Contractors $48, J&J $130, B&B $82,
Amador $180 and Butler $412 for the year ended December 31, 1997.

         (l) To increase amortization for the increase in goodwill and other intangibles resulting from the acquisition of Madera $364, Arrow $265, Shrader $439, Curry $130, Contractors $128, J&J $80, B&B $69, Amador $135 and Butler $10 for the year ended December 31, 1997. To increase (decrease) depreciation and amortization for effects of the purchase for Madera ($19), Arrow $90, Shrader ($160), Curry ($4), Contractors $47, J&J ($33), B&B ($2), Amador ($25) and
Butler ($228) for the nine months ended September 30, 1998. Goodwill is amortized over a term of 40 years and the covenant not to compete is amortized over a term of five years.

         (m) To eliminate interest expense associated with the outstanding debt obligations of Madera $280, Arrow $72, Shrader $292, Curry $50, Contractors $178, J&J $108, B&B $108, Amador $77 and Butler $180 which were paid-off in connection with the acquisitions for the year ended December 31, 1997 and Arrow $14, Shrader $191, Curry $33, Contractors $90, J&J $53, B&B $46, Amador $88 and Butler $109 for the nine months ended September 30, 1998.

         (n) To record interest expense on the additional long-term debt obligations incurred by the Company in connection with the acquisition of Madera $897, Arrow $606, Shrader $771, Curry $493, Contractors $338, J&J $244, B&B $354, Amador $481 and Butler $612 for the year ended 1997 and Arrow $239, Shrader $372, Curry $247, Contractors $169, J&J $122, B&B $177, Amador $361 and Butler $459 for the nine months ended September 30, 1998. In the aggregate the Company incurred or refinanced long-term debt obligations of approximately $64,469 related to these acquisitions; with a weighted average interest rate of 7.4%.

         (o) To record C corporation income tax (provision) benefit for the year ended December 31, 1997 for Madera ($297), Shrader ($290), Contractors $28, J&J $27, B&B ($82), Amador $41 and Butler $(45), which were subchapter S corporations LLC or partnerships for income tax purposes for all periods prior to their acquisition by the Company. To record the estimated C corporation tax (provision) benefit and tax effect of pro forma adjustments for Madera $83, Arrow $118, Shrader ($64), Curry $10, Contractors $97, J&J $42, B&B $4, Amador $110 and Butler ($42) for the nine months ended September 30, 1998.

                             WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     PRO FORMA PER SHARE DATA. The shares used in computing the unaudited pro forma net loss per share for the periods ended December 31, 1997, and the nine months ended September 30, 1998 are based upon the pro forma number of common shares as summarized in the table below. See Note 1 of the Company's notes to financial statements included elsewhere herein for information concerning the computation of basic and diluted net income (loss) per share.

                                                                                      YEAR ENDED          NINE MONTHS ENDED
                                                                                     DECEMBER 31,           SEPTEMBER 30,
                                                                                         1997                   1998
                                                                                  -----------------   --------------
Basic Share Count:
  Company weighted average shares outstanding................................          1,872,567               5,476,532
  Shares issued in connection with the acquisition of Arrow..................            213,750                 131,538(1)
  Shares issued in connection with the acquisition of Contractors............             76,423                  43,829(2)
  Shares issued in connection with the acquisition of Shrader................            537,566                 417,451(3)
                                                                                     -----------            ------------
  Shares used in calculating proforma basic income (loss) per share..........          2,700,306               6,069,350
  Shares to be issued in exchange for the Murrey Companies' stock(4).........          2,750,000               2,750,000
                                                                                     -----------            ------------
  Shares used in calculating pro forma combined basic net
     income (loss) per share.................................................          5,450,306               8,819,350
                                                                                     ===========            ============

Diluted Share Count:
  Shares used in calculating pro forma basic income (loss) per share.........          2,700,306               6,069,350
  Dilutive effect of stock options and warrants outstanding..................                 --               1,584,836
                                                                                     -----------            ------------
  Shares used in calculating pro forma dilutive income (loss)................          2,700,306               7,654,186
  Shares to be issued in exchange for the Murrey Companies' stock(4).........          2,750,000               2,750,000
                                                                                     -----------            ------------
  Shares used in calculating pro forma combined diluted net
     income (loss) per share.................................................          5,450,306              10,404,186
                                                                                     ===========            ============

----------

(1) Includes only incremental shares issued for acquisition of Arrow because 82,212 shares are already included in the Company's weighted average shares outstanding for the nine months ended September 30, 1998.

(2) Includes only incremental shares issued for acquisition of Contractors because 39,094 shares are already in the Company's weighted average shares outstanding for the nine months ended September 30, 1998.

(3) Includes only incremental shares issued for acquisition of Shrader because 120,115 shares are already in the Company's weighted average for the nine months ended September 30, 1998.

(4) The shares of the Company's common stock to be issued in exchange for the Murrey Companies stock included in the above table represents the expected number of shares to be exchanged. The actual number of shares of the Company's common stock to be exchanged for all of the outstanding stock of the Murrey Companies will be determined at the closing date.

         In the event that the Company is required to exchange an additional 500,000 shares of its common stock to consummate the merger with the Murrey Companies the effect on pro forma net loss per share amounts are as follows:

                                                                                                PRO FORMA
                                                                                                COMBINED
                                                                                               NINE MONTHS
                                                                           YEAR ENDED             ENDED
                                                                          DECEMBER 31,        SEPTEMBER 30,
                                                                              1997                1998
                                                                       -----------------   -----------
Basic earnings per common share:
  Income (loss) before extraordinary item.........................          $  (0.74)           $  0.13
Diluted earnings per common share:
  Income (loss) before extraordinary item.........................          $  (0.74)           $  0.11

         ACQUISITION COSTS. The Company incurred costs of $180, $125, $225, $90, $73, $80, $170, $100 and $132 related to the Madera, Arrow, Shrader, Curry, Contractors, J&J, B&B, Amador and Butler acquisitions, respectively, which have been factored into the respective purchase agreements. Costs incurred by Madera, Arrow, Shrader, Curry, Contractors, J&J, B&B, Amador and Butler were expensed as incurred.

         No adjustments have been made in these pro forma statements of operations to conform accounting policies of the Murrey Companies with those of the Company. The nature and extent of such adjustments, if any, are not expected to be significant.

         CONTINGENT PAYMENTS. In connection with the Madera, Shrader, J & J and Butler acquisitions the Company is required to pay contingent consideration to certain former shareholders of the respective companies, subject to their involvement in specified events that give rise to the consideration. No amounts related to these contingent payments have been included in the pro forma financial statements as the events which would give rise to such payments have not yet occurred nor are probable.

         Contingent payments relating to these acquisitions total $6.8 million, are payable primarily in cash, and are earned based upon the achievement of certain milestones. Of the total contingent payments, $4.8 million relates to the achievement of certain operational and financial performance goals, and $2 million relates to the consummation of future acquisitions.

         OTHER. The Professional Cleaning business of Madera ceased operations in July 1997. This business had revenues of $193 and an operating loss of $215 during the year ended December 31, 1997.

         Shortly before the acquisition of the predecessor operations by the Company, BFI amended a franchise agreement with a municipality which provided for a reduction in the franchise fees. Had this amended franchise agreement been in effect as of January 1, 1997, pro forma cost of operations would have been approximately $135 lower during the year ended December 31, 1997.

                             WASTE CONNECTIONS, INC.

                        UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                   AMADOR            BUTLER
                                                               WASTE              DISPOSAL           COUNTY
                                                         CONNECTIONS, INC.      SERVICE, INC.    LANDFILL, INC.           PRO FORMA
                                                           CONSOLIDATED           COMBINED          COMBINED             ADJUSTMENTS
                                                      ---------------------   ---------------   ----------------   -----------------
ASSETS
Current assets:
  Cash...............................................      $      1,090          $     239          $      47      $     --(2)(5)(6)
  Accounts receivable, net...........................             9,046                190                428               --
  Prepaid expenses and other current assets..........               773                 76                154               --
                                                           ------------          ---------          ---------      -----------
        Total current assets.........................            10,909                505                629               --
Property and equipment, net..........................            18,438              2,107              3,124            4,454(3)
Goodwill, net........................................            81,294                 --                 --            5,395(4)
Other assets.........................................             3,854                 30                351               50(4)
                                                           ------------          ---------          ---------      -----------
                                                           $    114,495          $   2,642          $   4,104      $     9,899
                                                           ============          =========          =========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............................      $         --          $      --          $      --      $        --
  Accounts payable...................................             6,123                 87                107               --
  Advance from a related party.......................                --                 --                 --               --
  Deferred revenue...................................             1,501                 --                 --               --
  Accrued liabilities................................             3,165                145                214               --
  Income taxes payable...............................                --                 --                 --               --
  Current portion of notes payable...................             1,256                 38                608           (474)(5)(8)
  Other current liabilities..........................               346                 --                 --               --
  Accrued merger related expenses....................                --                 --                 --               --
                                                           ------------          ---------          ---------      -----------
                                                                 12,391                270                929             (474)
Other long-term liabilities..........................             1,499                 --                474               --
Long-term debt, net..................................            40,404              1,158                816           13,472(5)(6)
Deferred income taxes................................               379                 --                 --               --
Stockholders' equity:
  Common stock.......................................                92                188                 10             (198)(7)
  Additional paid-in capital.........................            65,944                118                  2             (120)(7)
  Deferred stock compensation........................              (499)                --                 --               --
  Retained earnings (deficit)........................            (5,715)               908              1,873           (2,781)(7)
                                                           ------------          ---------          ---------      -----------
        Total stockholders' equity...................            59,822              1,214              1,885           (3,099)
                                                           ------------          ---------          ---------      -----------
                                                           $    114,495          $   2,642          $   4,104      $     9,899
                                                           ============          =========          =========      ===========




                                                                           THE MURREY         PRO FORMA       PRO FORMA
                                                           PRO FORMA        COMPANIES        ADJUSTMENTS      COMBINED
                                                        -------------   ---------------   ---------------  -----------
ASSETS
Current assets:
  Cash...............................................   $      1,376       $      405      $       --      $      1,781
  Accounts receivable, net...........................          9,664            3,364              --            13,028
  Prepaid expenses and other current assets..........          1,003               10              --             1,013
                                                        ------------       ----------      ----------      ------------
        Total current assets.........................         12,043            3,779              --            15,822
Property and equipment, net..........................         28,123           14,371              --            42,494
Goodwill, net........................................         86,689            1,758              --            88,447
Other assets.........................................          4,285               --              --             4,285
                                                        ------------       ----------      ----------      ------------
                                                        $    131,140       $   19,908      $       --      $    151,048
                                                        ============       ==========      ==========      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............................   $         --       $      620      $       --      $        620
  Accounts payable...................................          6,317            2,217              --             8,534
  Advance from a related party.......................             --              543              --               543
  Deferred revenue...................................          1,501            1,432              --             2,933
  Accrued liabilities................................          3,524            1,288              --             4,812
  Income taxes payable...............................             --              277              --               277
  Current portion of notes payable...................          1,428              751              --             2,179
  Other current liabilities..........................            346               --              --               346
  Accrued merger related expenses....................             --               --           6,500(1)          6,500
                                                        ------------       ----------      ----------      ------------
                                                              13,116            7,128           6,500            26,744
Other long-term liabilities..........................          1,973               --              --             1,973
Long-term debt, net..................................         55,850            4,047              --            59,897
Deferred income taxes................................            379              658              --             1,037
Stockholders' equity:
  Common stock.......................................             92               45             (17)(1)           120
  Additional paid-in capital.........................         65,944              455              17(1)         66,416
  Deferred stock compensation........................           (499)              --              --              (499)
  Retained earnings (deficit)........................         (5,715)           7,575          (6,500)(1)        (4,640)
                                                        ------------       ----------      ----------      ------------
        Total stockholders' equity...................         59,822            8,075          (6,500)           61,397
                                                        ------------       ----------      ----------      ------------
                                                        $    131,140       $   19,908      $       --      $    151,048
                                                        ============       ==========      ==========      ============




                             See accompanying notes.

                             WASTE CONNECTIONS, INC.

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

         ASSUMPTIONS. The unaudited pro forma balance sheet as of September 30, 1998 combines the historical balance sheet of Waste Connections, Inc. with the historical balance sheets of Amador and Butler to be accounted for as purchases, and the historical balance sheet of the Murrey Companies to be accounted for as poolings-of-interests as of September 30, 1998.

         PRO FORMA ADJUSTMENTS. The following adjustments have been made to the unaudited pro forma consolidated balance sheet.

         (1) To record Merger related entries consisting of estimated non-recurring costs of the Merger with the Murrey Companies and the issuance of 2,750,000 shares of the Company's common stock. The management of the Company estimates that the non-recurring costs will approximate $6,500 and will be charged to operations in the quarter the merger is consummated. This estimated expense, has been charged to retained earnings on the accompanying unaudited pro forma balance sheet.

         (2) Cash payments to former shareholders of Amador ($5,581) and payment of acquisition costs ($100). Cash payments to the former shareholders of Butler ($7,013) and payment of acquisition cost of ($132).

         (3) To increase (reduce) property, plant and equipment ($707) and $5,161 of Amador and Butler, respectively to its estimated fair market value.

         (4) To increase goodwill and other intangible assets for excess of the purchase prices over the net assets acquired from Amador of $5,144 and $30 and Butler of $251 and $20, respectively.

         (5) Pay off outstanding debt obligations ($1,196) of Amador and debt obligations ($1,424) of Butler.

         (6) To record additional long term debt associated with the acquisition of Amador and Butler of $6,877 and $8,569 respectively.

         (7) To eliminate the equity accounts of Amador and Butler.

         (8) To record Seller Notes Payable issued in connection with the acquisition of Butler of $172.

         No adjustments have been made in the unaudited pro forma balance sheet to conform accounting policies of the Murrey Companies with those of the Company. The nature and extent of such adjustments, if any, are not expected to be significant.

        (c) Exhibits.

10.1                              Agreement and Plan of Merger dated
                                  as of October 22, 1998,
                                  by and among WCI, WCI Acquisition
Corporation I, WCI Acquisition
                                  Corporation II, WCI Acquisition
                                  Corporation III, WCI Acquisition
                                  Corporation IV, Murrey's Disposal
                                  Company, Inc., American Disposal Company,
                                  Inc., D.M. Disposal Co., Inc., Tacoma
                                  Recycling Company, Inc., the Murrey Trust
                                  UTA August 5, 1993, as amended, the
                                  Bonnie L. Murrey Revocable Trust UTA
                                  August 5, 1993, as amended, Donald J.
                                  Hawkins and Irmgard R. Wilcox


99.1                              WCI's Press Release released
                                  January 19, 1999

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            WASTE CONNECTIONS, INC.
                                            (Registrant)

Date:  January 29, 1999             By      /s/ Ronald J. Mittelstaedt
                                            Ronald J. Mittelstaedt
                                            President and Chief Executive
                                            Officer


                                  EXHIBIT INDEX

10.1                            Agreement and Plan of Merger dated
                                as of October 22, 1998,
                                by and among WCI, WCI Acquisition
                                Corporation I, WCI Acquisition
                                Corporation II, WCI Acquisition
                                Corporation III, WCI Acquisition
                                Corporation IV, Murrey's Disposal
                                Company, Inc., American Disposal Company,
                                Inc., D.M. Disposal Co., Inc., Tacoma
                                Recycling Company, Inc., the Murrey Trust
                                UTA August 5, 1993, as amended, the
                                Bonnie L. Murrey Revocable Trust UTA
                                August 5, 1993, as amended, Donald J.
                                Hawkins and Irmgard R. Wilcox



99.1                            WCI's Press Release released
                                January 19, 1999